Exhibit 21

LIST OF SUBSIDIARIES

Sable Operating Company, Inc.
Petro Staffing Group, LLC
NYTEX FDF Acquisition, Inc.
NYTEX Environmental Services, LLC
NYTEX Energy Development LLC
NYTEX Drilling Program 2013 I LP
NYTEX Securities LLC